EXHIBIT 10.5

LIBOR Addendum

to Second Amended and Restated Loan and Security Agreement

This LIBOR Addendum to Second Amended and Restated Loan and Security Agreement (this “Addendum”) is entered into as of this 22nd day of October 2007, by and between COMERICA BANK (“Bank”) and IPC THE HOSPITALIST COMPANY, INC. (f/k/a INPATIENT CONSULTANTS MANAGEMENT, INC.) (“Borrower”). This Addendum supplements the terms of the Second Amended and Restated Loan and Security Agreement dated as of August 31, 2005, as amended from time to time including by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 30, 2006, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of January 31, 2007 and that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 22, 2007 (the “Loan Agreement”).

1. Definitions.

(a) Advance. As used herein, “Advance” means a borrowing requested by Borrower and made by Bank under the Loan Agreement, including a LIBOR Option Advance and/or a Prime Rate Option Advance.

(b) Business Day. As used herein, “Business Day” means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

(c) LIBOR. As used herein, “LIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR     =                         Prime LIBOR

                        100% - LIBOR Reserve Percentage

(1) “Prime LIBOR” means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

(2) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

(d) LIBOR Business Day. As used herein, “LIBOR Business Day” means a Business Day on which dealings in Dollar deposits may be carried out in the interbank LIBOR market.

(e) LIBOR Period. As used herein, “LIBOR Period” means, with respect to a LIBOR Option Advance:

(1) initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a 30-, 60-, 90- or 180 day period thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Loan Agreement or in the notice of conversion as provided in this Addendum; and

(2) thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a 30-, 60-, 90- or 180 day period thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

(f) Regulation D. As used herein, “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

(g) Regulatory Development. As used herein, “Regulatory Development” means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

2. Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on the Advances under the Loan Agreement, depending on the ratio of Borrower’s Funded Debt to Trailing Twelve (12) Month EBITDA (as set forth in Section 6.7 of the Loan Agreement):

Total Funded Debt to EBITDA	LIBOR plus (the “LIBOR Option”)	Prime plus (the “Prime Rate Option”)
X ≥ 2.50	2.00%	0.00
≥ 2.00 X < 2.50	1.75%	0.00
X < 2.00	1.50%	0.00

As used herein, the LIBOR rate plus the applicable margin above is referred to as the “LIBOR Option” as in effect during the relevant LIBOR Period, and an Advance at the LIBOR Option during such period is a “LIBOR Option Advance.” As used herein, the Prime rate plus the applicable margin above, if any, is referred to as the “Prime Rate Option,” and an Advance at the Prime Rate Option is a “Prime Rate Advance.”

3. LIBOR Option Advance/Prime Rate Option Advance. The minimum LIBOR Option Advance will not be less than Two Million Dollars ($2,000,000) for any LIBOR Option Advance. The minimum Prime Rate Option Advance will not be less than One Million Dollars ($1,000,000) for any Prime Rate Option Advance.

4. Payment of Interest on LIBOR Option Advances. Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Loan Agreement. Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

5. Bank’s Records Re: LIBOR Option Advances. With respect to each LIBOR Option Advance, Bank is hereby authorized to Loan Agreement the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Loan Agreement, which notations shall be prima facie evidence of the accuracy of the information Loan Agreement.

6. Selection/Conversion of Interest Rate Options. At the time any Advance is requested under the Loan Agreement and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Loan Agreement, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under the Loan Agreement or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Prime Rate Option for such Advance or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Prime Rate Option. At any time the Prime Rate Option is in effect, Borrower may convert to the LIBOR Option, and shall designate a LIBOR Period.

7. Default Interest Rate. From and after the maturity date of the Loan Agreement, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Loan Agreement shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to five percent (5.00%) above the rate of interest from time to time applicable to the Loan Agreement.

8. Prepayment. In the event that the LIBOR Option is the applicable interest rate for all or any part of the outstanding principal balance of the Loan Agreement, and any payment or prepayment of any such outstanding principal balance of the Loan Agreement shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the applicable interest rate for all or any part of the outstanding principal balance of the Loan Agreement in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any outstanding principal balance of the Loan Agreement hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Prime Rate Option prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the applicable interest rate hereunder in respect of such outstanding principal balance of the Loan Agreement, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Loan Agreement, as provided under this Loan Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Loan Agreement hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Loan Agreement and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Loan Agreement hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Loan Agreement which is bearing interest at such time at the Prime Rate Option may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE , IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT, EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE LOAN AGREEMENT, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE LOAN AGREEMENT IN RELIANCE ON THESE AGREEMENTS.

BORROWER’S INITIALS

9. Hold Harmless and Indemnification. Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Loan Agreement, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

10. Funding Losses. The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Loan Agreement.

11. Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank’s reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates Primed upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

(i) In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

(ii) No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

12. Additional Costs. Borrower shall pay to Bank from time to time, upon Bank’s request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank’s obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis.

13. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Loan Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

IPC THE HOSPITALIST COMPANY, INC. (f/k/a INPATIENT CONSULTANTS MANAGEMENT, INC.)		COMERICA BANK

By:	/s/ Devra Shapiro	By:	/s/ Gary Reagan

Title:	CFO	Title:	SVP

By:	/s/ Jeff Taylor

Title:	President & COO

[Signature Page to LIBOR Addendum to Second Amended and Restated Loan and Security Agreement]